Exhibit 10.15

Execution Copy

PATENT & Technology EXCLUSIVE and non exclusive LICENSE AGREEMENT

This Patent and Technology License Agreement is between the Licensor and the Licensee identified below (collectively, “Parties”, or singly, “Party”).

No binding agreement between the Parties will exist until this Patent & Technology License Agreement has been signed by both Parties. Unsigned drafts of this Patent & Technology License Agreement shall not be considered offers.

Background

Licensor owns or controls Licensed Subject Matter (defined in Exhibit A). Licensee desires to secure the right and license to use, develop, manufacture, market, and commercialize the Licensed Subject Matter. Licensor has determined that such use, development, and commercialization of the Licensed Subject Matter is in the public’s best interest and is consistent with Licensor’s educational and research missions and goals. Licensor desires to have the Licensed Subject Matter developed and used for the benefit of Licensee, the inventors, Licensor, and the public.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the Parties hereby agree as follows:

The Terms and Conditions of Patent & Technology License attached hereto as Exhibit A are incorporated herein by reference in their entirety (the “Terms and Conditions”). In the event of a conflict between provisions of this Patent & Technology License Agreement and the Terms and Conditions, the provisions in this Patent & Technology License Agreement shall govern. Unless defined in this Patent & Technology License Agreement, capitalized terms used in this Patent & Technology License Agreement shall have the meanings given to them in the Terms and Conditions.

The section numbers used in the left hand column in the table below correspond to the section numbers in the Terms and Conditions.

Licensee: Bitech Mining Corporation	CONFIDENTIAL	Licensor: SUPERGREEN ENERGY CORP

1. Definitions
Effective Date	January 15, 2021
Licensor	SUPERGREEN ENERY CORP, a Nevada Corporation, with its principal place of business at: 600 Anton Blvd. 11th Floor, Costa Mesa CA 92626
Licensee	BITECH MINING CORPORATION , a Wyoming C corporation with its principal place of business at: 1620 Central Avenue, Ste 202, Cheyenne, WY 82001
Industry in Exclusivity Contract	Exclusive license for cryptocurrency mining industry and nonexclusive license for other industries
Territory	Global where available
Expiration and Renewal	Four years with option to renew
Field	Only pertaining to Patent granted numbers below U.S. 10,547,179 B2

Patent Rights
App. No./ Date of Filing	Title	Inventor(s)	Jointly Owned? (Y/N; if Y, with whom?)	Prosecution Counsel
U.S. Serial Number 18/25948 Filed 04/02/2018 PCT/US18/25948 Filed 04/03/2018 U.S. Serial Number 10,547,179 B2 Granted 1/28/2020	HIGH EFFICIENCY ELECTRIC POWER GENERATION AND CHARGING SYSTEM	CALVIN CAO	N/A	LOZA &LOZA LLP Heidi Eisenhut Esq. 305 N Second Ave Suite #127 Upland, CA 91786
USPTO Entity Status as of Effective Date	Small

2.4. Diligence Milestones
Milestones and deadlines	Milestone Events	Deadlines
N/A

Licensee: Bitech Mining Corporation	CONFIDENTIAL	Licensor: SUPERGREEN ENERGY CORP

3. Compensation

3.1(a)	Patent expenses due upon Effective Date	Amount	based on invoices received as of:
		N/A	N/A

3.1(b)	Milestone fees	Milestone Events	Milestone Fees
		1. Any events receive cash	10% of the total cash receive from Licensee’s client(s)
		2. Any events receive equity	30% of the total equity receive from Licensee’s client(s)

		3. Any events receive Coin/Token/Cryptocurrencies	30% of the total value receive from client(s)
		4. Sale Revenue	10% of total Gross Sale Revenue or 15% of net Profit whichever is greater.
3.1(c)	Scheduled license fee payments	8,000,000 restricted common shares of BITECH MINING upon signing the agreement; and 2,000,000 restricted common shares with the right to piggy back registration within 12 months of signing this agreement. $25,000 due within 12 months of signing this agreement.

3.1(d)	Sublicense Fees	10% of (cash) Non-Royalty Sublicensing Consideration 30% of Royalty Sublicensing Consideration 30% of Royalty Sublicensing Consideration on equity, Token or Coin.

3.1(e)	Assignment fee	15% in case there’s a transfer of corporate ownership or company sold

3.2	Minimum royalty	None

Licensee: Bitech Mining Corporation	CONFIDENTIAL	Licensor: SUPERGREEN ENERGY CORP

18. Contact Information
Licensor Contacts (US)	Licensee Contacts (US)

Accounting & Payment Contact:

SuperGreen Energy Corp

600 Anton Blvd. 11th Floor,

Costa Mesa, CA 92626

Phone: 714-371-4008

E-mail: Calvin@supergreentech.com

For payment by wire transfer, Licensee will pay all wire transfer fees. Send funds to the following bank account in USD:

Account Name: AARON M. McKOWN P.A. IOLTA

Bank Name:            BANK OF AMERICA

Account #               3251 2860 7549

ABA #                    121000358

SWIFT CODE #     BOFAUS3N

Attn: Mr. Aaron M. McKown Esq.

E-mail: Aaron@mckownbailey.com

Patent prosecution contact: Calvin Cao

Contact for Notice:

Bitech Mining Corporation

1620 Central Ave Suite 202,

Cheyenne, WY 82001

Phone: 855-757-0888

E-mail: info@btcmcorp.com

Attention: Benjamin Tran

Patent prosecution contact: Benjamin Tran

For Licensor Administrative Purposes Only

Changes to Standard Form Terms and Conditions

20. Special Provision. The Parties hereby agree to the following special provisions set forth in this Section 20 with respect to this Patent & Technology License Agreement.

None

21. No Other Promises and Agreements; Representation by Counsel. Licensee expressly warrants and represents and does hereby state and represent that no promise or agreement which is not herein expressed has been made to Licensee in executing this Patent & Technology License Agreement except those explicitly set forth herein and in the Terms and Conditions, and that Licensee is not relying upon any statement or representation of Licensor or its representatives. Licensee is relying on Licensee’s own judgment and has had the opportunity to be represented by legal counsel. Licensee hereby warrants and represents that Licensee understands and agrees to all terms and conditions set forth in this Patent & Technology License Agreement and said Terms and Conditions.

22. Deadline for Execution by Licensee. If this Patent & Technology License Agreement is executed first by the Licensor and is not executed by the Licensee and received by the Licensor at the address and in the manner set forth in Section 18 of the Terms and Conditions within 30 days of the date of signature set forth under the Licensor’s signature below, then this Patent & Technology License Agreement shall be null and void and of no further effect.

Licensee: Bitech Mining Corporation	CONFIDENTIAL	Licensor: SUPERGREEN ENERGY CORP

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Patent & Technology License Agreement.

SUPERGREEN ENERGY CORPORATION		Bitech Mining Corporation

By	/s/ Calvin Cao	By	/s/ Benjamin Tran
	Calvin Cao/ President and CEO		Benjamin Tran/ President

Notarize		Notarize
Date: 02/___/2021		Date: 02/___/2021

Licensee: Bitech Mining Corporation	CONFIDENTIAL	Licensor: SUPERGREEN ENERGY CORP

EXHIBIT A

Terms and Conditions of Patent & Technology License

These Terms and Conditions of Patent & Technology License (“Terms and Conditions”) are incorporated by reference into the Patent & Technology License Agreement to which they are attached. All Section references in these Terms and Conditions shall be references to provisions in these Terms and Conditions unless explicitly stated otherwise.

1.	Definitions

“Affiliate” means any business entity more than 50% owned by Licensee, any business entity which owns more than 50% of Licensee, or any business entity that is more than 50% owned by a business entity that owns more than 50% of Licensee.

“Agreement” means collectively (i) these Terms and Conditions, and (ii) the Patent & Technology License Agreement.

“Contract Quarter” means the three-month periods indicated as the Contract Quarter in Section 1 of the Patent & Technology License Agreement, or any stub period thereof at the commencement of the Agreement or the expiration or termination of the Agreement.

“Contract Year” means the 12-month periods indicated as the Contract Year in Section 1 of the Patent & Technology License Agreement, or any stub period thereof at the commencement of the Agreement or the expiration or termination of the Agreement.

“Effective Date” means the date indicated as the Effective Date in Section 1 of the Patent & Technology License Agreement.

“Fair Market Value” means the cash consideration an unaffiliated, unrelated buyer would pay in an arm’s length sale of a substantially identical item sold in the same quantity, under the same terms, and at the same time and place.

“Field” means the field indicated as the Field identified in Section 1 of the Patent & Technology License Agreement.

“Government” means any agency, department or other unit of the United States of America.

“Gross Consideration” means all cash and non-cash consideration (e.g., securities).

“Inventors” (or singly, “Inventor”) means the inventors identified in the definition of Patent Rights in Section 1 of the Patent & Technology License Agreement.

“Licensed Process” means a method or process whose practice or use is covered by a Valid Claim or uses Technology Rights.

“Licensed Product” means any product or component (i) whose manufacture, use, sale, offer for sale or import is covered by any Valid Claim or incorporates any Technology Rights, or (ii) which is made using a Licensed Process or another Licensed Product.

Licensee: Bitech Mining Corporation	CONFIDENTIAL	Licensor: SUPERGREEN ENERGY CORP

“Licensed Service” means performance of a service for any consideration using a Licensed Product, or the practice of a Licensed Process. For clarity, research and development of Licensed Products by Licensee, its Affiliates, or a Sublicensee does not constitute a Licensed Service.

“Exclusive Licensed Subject Matter” means the Patent Rights and/or Technology Rights subject to the exclusive license only.

“Licensee” means the Party identified as the Licensee in Section 1 of the Patent & Technology License Agreement.

“Licensor” means the Party identified as the Licensor in Section 1 of the Patent & Technology License Agreement.

“Milestone Fees” means all fees identified as Milestone Fees in Section 3.1(b) of the Patent & Technology License Agreement.

“Net Product Sales” means the Gross Consideration from the Sale of Licensed Products less the following items directly attributable to the Sale of such Licensed Products that are specifically identified on the invoice for such Sale and borne by the Licensee, Affiliates, or Sublicensees as the seller: (a) discounts and rebates actually granted; (b) sales, value added, use and other taxes and government charges actually paid, excluding income taxes; (c) import and export duties actually paid; (d) freight, transport, packing and transit insurance charges actually paid or allowed; and (e) other amounts actually refunded, allowed or credited due to rejections or returns, but not exceeding the original invoiced amount.

Net Product Sales exclude a reasonable quantity used internally solely for testing or quality control purposes, marketing or demonstration purposes, or seeking governmental approval.

“Net Service Sales” means the Gross Consideration received from the Sale of Licensed Services less the following items, directly attributable to the Sale of such Licensed Services that are specifically identified on the invoice for such Sale and borne by the Licensee, Affiliates, or Sublicensees as the seller: (a) discounts and rebates actually granted; (b) sales, value added, use and other taxes and government charges actually paid, excluding income taxes; and (c) other amounts actually refunded, allowed or credited due to rejections or re-works, but not exceeding the original invoiced amount.

“Non-Royalty Sublicensing Consideration” means the Gross Consideration received by the Licensee or its Affiliate from a Sublicensee in consideration of the grant of a sublicense under the Licensed Subject Matter (including, without limitation, license or option or distribution fees, fees to maintain license rights, and bonus/milestone payments), but excluding amounts received as running royalties, a profit share, or other revenue sharing based on Net Product Sales or Net Service Sales for which Licensor receives a running royalty under Section 3.2. For the avoidance of doubt, Non-Royalty Sublicensing Consideration shall not include bona fide: (a) running royalties received by Licensee or an Affiliate based on Net Product Sales or Net Service Sales that are royalty-bearing to Licensor under Section 3.2, (b) purchase price for Licensee’s stock or other securities not in excess of Fair Market Value, and (iii) amounts paid and used exclusively for research and development of Licensed Products or Licensed Services by Licensee.

“Patent & Technology License Agreement” means the particular Patent & Technology License Agreement to which these Terms and Conditions are attached and incorporated into by reference.

Licensee: Bitech Mining Corporation	CONFIDENTIAL	Licensor: SUPERGREEN ENERGY CORP

“Patent Rights” means the Licensor’s rights in: (a) the patents and patent applications listed in Section 1 of the Patent & Technology License Agreement; (b) all non-provisional patent applications that claim priority to any of the provisional applications listed in Section 1 of the Patent & Technology License Agreement to the extent the claims of such non-provisional applications are entitled to claim priority to such provisional applications; (c) all divisional, continuations and continuations-in-part of the non-provisional patent applications identified in (a) and (b), above to the extent that claims of such continuations-in-part are entitled to claim priority to at least one of the patent applications identified in (a) or (b), above; (d) all reissues, reexaminations, extensions, and foreign counterparts of any of the patents or patent applications identified in (a), (b) or (c), above; and (e) any patents that issue with respect to any of the patent applications listed in (a), (b) , (c) or (d), above. From time to time during the term of the Agreement, upon written agreement by both Parties, Licensee and Licensor shall update the list of all patent applications and patents within the Patent Rights.

“Prosecution Counsel” means the law firm or attorney who is handling the prosecution of the Patent Rights. Prosecution Counsel as of the Effective Date is identified in Section 1 of the Patent & Technology License Agreement.

“Quarterly Payment Deadline” means the day that is 30 days after the last day of any particular Contract Quarter.

“Regulatory Approval” means the approval needed by the Regulatory Authority for a particular national jurisdiction to market, Sell and use a Licensed Product or Licensed Service in that national jurisdiction.

“Regulatory Authority” means the governmental authority responsible for granting any necessary licenses or approvals for the marketing, Sale and use of a Licensed Product or Licensed Service in a particular national jurisdiction.

“Sell, Sale or Sold” means any transfer or other disposition of Licensed Products or Licensed Services for which consideration is received by Licensee, its Affiliates or Sublicensees. A Sale of Licensed Products or Licensed Services will be deemed completed at the time Licensee or its Affiliate or its Sublicensee invoices, ships, performs, or receives payment for Licensed Products or Licensed Services, whichever occurs first.

“Sublicense Agreement” means any agreement or arrangement pursuant to which Licensee (or an Affiliate or Sublicensee) grants to any third party any of the license rights granted to the Licensee under the Agreement.

“Sublicense Fee” means the fee specified in Section 3.1(d) of the Patent & Technology License Agreement.

“Sublicensee” means any entity to whom an express sublicense has been granted under the Patent Rights and/or Technology Rights. For clarity, a third party wholesaler or distributor who has no significant responsibility for marketing and promotion of the Licensed Product or Licensed Services within its distribution territory or field (i.e., the third party simply functions as a reseller), and who does not pay any consideration to Licensee or an Affiliate for such wholesale or distributor rights, shall not be deemed a Sublicensee; and the resale by such a wholesaler or distributor shall not be treated as royalty bearing Net Sales by a Sublicensee provided that a royalty is being paid by Licensee for the initial transfer to the wholesaler or distributor pursuant to Section 3.2. This definition does not limit Licensee’s rights to grant or authorize sublicenses under the Agreement.

“Technology Rights” means Licensor’s rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, designs, drawings or data created before the Effective Date by Inventors while employed at the Licensor and within the Field which are not covered by a Valid Claim but which are necessary for practicing inventions claimed in patents and/or patent applications listed in the definition of Patent Rights whether outstanding, expired or abandoned.

“Territory” means the territory so indicated as the Territory in Section 1 of the Patent & Technology License Agreement.

Licensee: Bitech Mining Corporation	CONFIDENTIAL	Licensor: SUPERGREEN ENERGY CORP

“Valid Claim” means a claim of (i) an issued and unexpired patent included within the Patent Rights unless the claim has been held unenforceable or invalid by the final, un-reversed, and un-appealable decision of a court or other government body of competent jurisdiction, has been irretrievably abandoned or disclaimed, or has otherwise been finally admitted or determined to be invalid, un-patentable or unenforceable, whether through reissue, reexamination, disclaimer or otherwise, or (ii) a pending patent application within the Patent Rights to the extent the claim continues to be prosecuted in good faith.

2.	License Grant and Commercialization

2.1	Grant

(a)	Licensor grants to Licensee a royalty-bearing exclusive license within the cryptocurrency mining industry only and a non-exclusive license for all other industries under Patent Rights to manufacture, have manufactured, distribute, have distributed, use, offer for Sale, Sell, lease, loan and/or import Licensed Products in the Field in the Territory where available and to perform Licensed Services in the Field in the Territory where available.

(b)	Licensor grants to Licensee a royalty-bearing exclusive license within the cryptocurrency mining industry only and a non-exclusive license for all other industries under Technology Rights to manufacture, have manufactured, distribute, have distributed, use, offer for Sale, Sell, lease, loan and/or import Licensed Products in the Field in the Territory where available and to perform Licensed Services in the Field in the Territory where available.

(c)	This grant is subject to (i) the payment by Licensee to Licensor of all consideration required under the Agreement, (ii) any rights of, or obligations to, the Government as set forth in Section 11.2 (Government Rights), and (iii) rights retained by Licensor to:

(1)	Publish the scientific findings from research related to the Patent Rights; and

(2)	Use the Licensed Subject Matter for teaching, research, education, and other educationally-related purposes; and

(3)	Grant rights to, and transfer material embodiments of, the Licensed Subject Matter to other academic institutions or non-profit research institutions for the purposes identified in clauses (1) and (2) above.

(d)	Licensor reserves all rights not expressly granted in the Agreement and disclaims the grant of any implied rights to Licensee.

2.2	Affiliates

Licensee may extend the license granted herein to any Affiliate provided that the Affiliate agrees in writing to be bound by the Agreement to the same extent as Licensee. For the sake of clarity, any specific reference to “Licensee” herein shall include such Affiliate regardless of whether a specific reference to an “Affiliate” is made in such provision. Licensee agrees to deliver such written agreement to Licensor within 30 calendar days following execution.

2.3	Sublicensing

Licensee has the right to grant Sublicense Agreements under the Licensed Subject Matter consistent with the terms of the Agreement, subject to the following:

(a)	Licensee shall not have the right to sublicense the Licensed Subject Matter for any industry other than cryptocurrency mining.

Licensee: Bitech Mining Corporation	CONFIDENTIAL	Licensor: SUPERGREEN ENERGY CORP

(b)	A Sublicense Agreement shall not exceed the scope and rights granted to Licensee hereunder. Sublicensee must agree in writing to be bound by the applicable terms and conditions of the Agreement and shall indicate that Licensor is a third party beneficiary of the Sublicense Agreement. In the event of termination of this Agreement, continued sublicense rights shall be governed by Section 7.5(a) (Effect of Termination). Licensee may grant a Sublicensee the right to grant further sub-Sublicense Agreements, in which case such sub-Sublicense Agreements shall be treated as “Sublicense Agreements” and such sub-Sublicensees shall be treated as “Sublicensees” for purposes of the Agreement.

(c)	Licensee shall deliver to Licensor a true, complete, and correct copy of each Sublicense Agreement granted by Licensee, Affiliate or Sublicensee, and any modification or termination thereof, within 30 days following the applicable execution, modification, or termination of such Sublicense Agreement. If the Sublicense Agreement is not in English, Licensee shall provide Licensor an accurate English translation in addition to a copy of the original agreement.

(d)	Notwithstanding any such Sublicense Agreement, Licensee will remain primarily liable to Licensor for all of the Licensee’s duties and obligations contained in the Agreement, including without limitation the payment of running royalties due under Section 3.2 whether or not paid to Licensee by a Sublicensee. Any act or omission of a Sublicensee that would be a breach of the Agreement if performed by Licensee will be deemed to be a breach by Licensee. Each Sublicense Agreement will contain a right of termination by Licensee in the event that the Sublicensee breaches the payment or reporting obligations affecting Licensor or any other terms and conditions of the Sublicense Agreement that would constitute a breach of the Agreement if such acts were performed by Licensee.

2.4	Diligent Commercialization

Licensee by itself or through its Affiliates and Sublicensees will use diligent efforts to make Licensed Products and/or Licensed Services (as applicable) commercially available in the Field within the Territory where available. Without limiting the foregoing, Licensee will

(a)	maintain a bona fide, funded, ongoing and active research, development, manufacturing, regulatory, marketing or sales program (all as commercially reasonable) to make License Products and/or Licensed Services commercially available to the public as soon as commercially practicable, and

(b)	fulfill the milestone events specified in Section 2.4 of the Patent & Technology License Agreement by the deadlines indicated therein.

If the obligations under this Section 2.4 are not fulfilled, Licensor may treat such failure as a breach in accordance with Section 7.3(b).

2.5	Litigation by Sublicensee

In each Sublicense Agreement the following clauses must be included:

In the event Sublicensee brings an action seeking to invalidate or render unenforceable any Licensed Patent:

(a)	Sublicensee shall double the payment paid to the Licensee during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by the Sublicensee is both valid and infringed by a Licensed Product, Sublicensee shall pay triple the payment paid under the original Sublicense Agreement;

Licensee: Bitech Mining Corporation	CONFIDENTIAL	Licensor: SUPERGREEN ENERGY CORP

(b)	Sublicensee shall have no right to recoup any Royalties paid before or during the period of challenge;

(c)	Sublicensee shall not pay Royalties into any escrow or other similar account; and

(d)	any dispute regarding the validity of any Licensed Patent shall be arbitration in Orange County California, and the parties agree not to challenge personal jurisdiction in that forum.

Sublicensee shall provide written notice to Board at least three (3) months prior to bringing an action seeking to invalidate or render unenforceable a Licensed Patent. Sublicensee shall include with such written notice an identification of all prior art it believes invalidates any claim of the Licensed Patent.

3.	Compensation

In consideration of rights granted to Licensee, Licensee will pay Licensor the following fees and royalties. All fees and royalties are not refundable and are not creditable against other fees and royalties. Each payment will reference the Patent & Technology License Agreement number and will be sent to Licensor’s payment and accounting contact in Section 18 (Notices) of the Patent & Technology License Agreement.

3.1	Non-Royalty Payments due from Licensee

(a)	Milestone Fees. Licensee will pay Milestone Fees indicated in Section 3.1(b) of the Patent & Technology License Agreement by the Quarterly Payment Deadline for the Contract Quarter in which the milestone events set forth in Section 3.1(b) of the Patent & Technology License Agreement are achieved.

(b)	Scheduled License Fees. Licensee will pay license fees in the amounts set forth in Sections 3.1(c) of the Patent & Technology License Agreement in accordance with the stated schedule.

(c)	Sublicense Fees. Licensee will pay Sublicense Fees indicated in Section 3.1(d) of the Patent & Technology License Agreement on or before the Quarterly Payment Deadline for the Contract Quarter.

(d)	Assignment Fee. Licensee will pay the assignment fee set forth in Section 3.1(e) of the Patent & Technology License Agreement within 15 days of the assignment of the Agreement.

3.2	Royalties

Licensee will pay running royalties on Net or Gross Product Sales and Net or Gross Service Sales whichever is higher in each Contract Quarter on or before the Quarterly Payment Deadline for such Contract Quarter, as follows: (a) at the rate set forth in Section 3.2(a) of the Patent & Technology License Agreement on Net Product Sales and Net Service Sales in each Contract Quarter for Licensed Products and Licensed Services covered by one or more Valid Claims; and (b) at the rate set forth in Section 3.2(b) of the Patent & Technology License Agreement on Net Product Sales and Net Service Sales in each Contract Quarter for Licensed Products and Licensed Services not covered by a Valid Claim. No royalty shall be payable under this Section 3.2 with respect to (i) Sales to an Affiliate or Sublicensee of a particular unit of Licensed Product that is used by such Affiliate or Sublicensee to perform a Licensed Service if Licensor is paid a royalty on the Sale of such Licensed Service, (ii) the Sale of Licensed Products between or among Licensee, its Affiliates, and Sublicensees for re-sale purposes, provided Licensor is paid a royalty with respect to the re-sale, or (iii) payments that constitute Non-Royalty Sublicensing Consideration.

Licensee: Bitech Mining Corporation	CONFIDENTIAL	Licensor: SUPERGREEN ENERGY CORP

3.3	Minimum Royalties

If royalties paid to Licensor do not reach the minimum royalty amounts stated in Section 3.3 of the Patent & Technology License Agreement for the specified periods, Licensee will pay Licensor on or before the Quarterly Payment Deadline for the last Contract Quarter in the stated period an additional amount equal to the difference between the stated minimum royalty amount and the actual royalties paid to Licensor.

3.4	Non-cash Consideration

If Licensee receives or anticipates receipt of non-cash consideration from Sales or Sublicenses, the manner in which Licensor will receive its compensation under the Agreement with respect to such non-cash consideration will be negotiated in good faith and timely agreed to by the Parties.

3.5	Litigation by Licensee

In the event Licensee brings an action seeking to invalidate or render unenforceable any Licensed Patent:

(a)	Licensee shall double the payments paid to Licensor during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by the Licensee is both valid and infringed by a Licensed Product, Licensee shall pay triple the payment paid under the original Agreement;

(b)	Licensee shall have no right to recoup any payments paid before or during the period of challenge;

(c)	Licensee shall not pay Royalties into any escrow or other similar account; and

(d)	any dispute regarding the validity of any Licensed Patent shall be Arbitration in Orange County California, and the parties agree not to challenge personal jurisdiction in that forum.

Licensee shall provide written notice to Licensor at least three (3) months prior to bringing an action seeking to invalidate or render unenforceable a Licensed Patent. Licensee shall include with such written notice an identification of all prior art it believes invalidates any claim of the Licensed Patent.

4.	Reports and Plans

The reports specified in this Section 4 will be sent to Licensor’s payment and reporting contact identified in Section 18 (Notices) of the Patent & Technology License Agreement. If Licensor requests to have information submitted in a particular format, Licensee will use reasonable efforts to comply with such request.

4.1	Quarterly Payment and Milestone Reports

On or before each Quarterly Payment Deadline, Licensee will deliver to Licensor a true and accurate report, certified by an officer of Licensee, giving such particulars of the business conducted by Licensee, its Affiliates and its Sublicensees (including copies of reports provided by Sublicensees and Affiliates to Licensee) during the preceding Contract Quarter under the Agreement as necessary for Licensor to account for Licensee’s payments, including royalties, hereunder, even if no payments are due. The reports shall continue to be delivered after the termination or expiration of the Agreement until such time as all Licensed Products permitted to be Sold after termination or expiration have been Sold or destroyed. The report shall be in the format of Exhibit B, and shall include:

Licensee: Bitech Mining Corporation	CONFIDENTIAL	Licensor: SUPERGREEN ENERGY CORP

(a)	The name of the Licensee, the Patent & Technology License Agreement number, and the period covered by the report;

(b)	The name of any Affiliates and Sublicensees whose activities are also covered by the report;

(c)	Identification of each Licensed Product and Licensed Service for which any royalty payments have become payable;

(d)	Net Product Sales and Net Service Sales segregated on a product-by-product basis, and a country-by-country basis, or an affirmative statement that no Sales were made. The report shall also itemize the permitted deductions from the Gross Consideration used to arrive at the resulting Net Product Sales and Net Service Sales, on a product-by-product and country-by-country basis;

(e)	The applicable royalty rate;

(f)	An affirmative statement of whether any milestones with deadlines in that Contract Quarter under Section 2.4 and any milestones under Section 3.1(b) were met or not, and the resulting Milestone Fee payable;

(g)	Non-Royalty Sublicensing Consideration received by Licensee segregated on a Sublicense-by-Sublicense basis, or an affirmative statement that none was received;

(h)	If any consideration was received in currencies other than U.S. dollars, the report shall describe the currency exchange calculations; and

(i)	Any changes in accounting methodologies used to account for and calculate the items included in the report since the previous report.

4.2	Annual Written Progress Report and Commercialization Plan

Within 45 days following the end of each Contract Year, Licensee will deliver to Licensor a true and accurate signed written progress report, that summarizes (i) Licensee’s efforts and accomplishments during the Contract Year to diligently commercialize Licensed Products and Licensed Services, and (ii) Licensee’s development and commercialization plans with respect to Licensed Products and Licensed Services for the next Contract Year. The report shall also cover such activities by Affiliates and Sublicensees. The report shall be in the format of Exhibit C and shall contain the following information to the extent relevant to the activities under the Agreement:

(a)	The name of the Licensee, the Patent & Technology License Agreement number, the names of any Affiliates and Sublicensees, and the products and services being developed and/or commercialized;

(b)	The progress toward completing and the plans for completing the applicable milestone events pursuant to Sections 2.4 and 3.1(b); and

(c)	The research and development activities, including status and plans for obtaining any necessary Regulatory Approvals, performed during the past year, and the plans for research and development activities for the next year.

Licensee: Bitech Mining Corporation	CONFIDENTIAL	Licensor: SUPERGREEN ENERGY CORP

4.3	Government and Economic Development Reporting

If Licensor requests, Licensee will provide information for Licensor’s Government and economic development reporting purposes, including the following:

(a)	Number and geographic location of new full-time employees created during the past Contract Year; total number and geographic location of full-time employees of Licensee at the end of such Contract Year;

(b)	Dollar amount of new equity financing received by Licensee during the past Contract Year, and current capitalization, including number and class of outstanding securities;

(c)	Location and square footage of facilities; and

(d)	Other information required under Federal and state law.

This information shall be treated as Licensee’s Confidential Information; provided that Licensor is entitled to combine such information with similar information from other Licensor licensees and publicly report such combined aggregate information, without identifying Licensee’s separate specific applicable numbers. If and when Licensee has more than 200 full-time employees, then no further economic development reports will be required from Licensee.

5.	Payment, Records, and Audits

5.1	Payments

All amounts referred to in the Patent & Technology License Agreement are expressed in U.S. dollars without deductions for taxes, assessments, fees, or charges of any kind. Each payment will reference the agreement number set forth at the beginning of the Patent & Technology License Agreement. All payments to Licensor will be made in U.S. dollars by check or wire transfer (Licensee to pay all wire transfer fees) payable to the payee identified in Section 18 of the Patent & Technology License Agreement and sent to the payment and reporting contact in Section 18 (Notices) of the Patent & Technology License Agreement.

5.2	Sales Outside the U.S.

If any currency conversion shall be required in connection with the calculation of payments hereunder, such conversion shall be made using the rate used by Licensee for its financial reporting purposes in accordance with Generally Accepted Accounting Principles (or foreign equivalent) or, in the absence of such rate, using the average of the buying and selling exchange rate for conversion between the foreign currency and U.S. Dollars, for current transactions as reported in The Wall Street Journal on the last business days of the Contract Quarter to which such payment pertains. Licensee may not make any tax withholdings from payments to Licensor, but Licensor agrees to supply to Licensee, upon written request, appropriate evidence from appropriate U.S. governmental agencies showing that Licensor is a resident of the United States of America for purposes of the U.S. income tax laws and is tax-exempt under such income tax laws.

5.3	Late Payments

Amounts that are not paid when due will accrue a late charge from the due date until paid, at a rate equal to 1.0% per month (or the maximum allowed by law, if less).

5.4	Records

For a period of six years after the Contract Quarter to which the records pertain, Licensee agrees that it and its Affiliates and Sublicensees will each keep complete and accurate records of their Sales, Net Product Sales, Net Service Sales, Milestone Fees, and Non-Royalty Sublicensing Consideration in sufficient detail to enable such payments to be determined and audited.

Licensee: Bitech Mining Corporation	CONFIDENTIAL	Licensor: SUPERGREEN ENERGY CORP

5.5	Auditing

Licensee and its Affiliates will permit Licensor or its representatives, at Licensor’s expense, to periodically examine books, ledgers, and records during regular business hours, at Licensee’s or its Affiliate’s place of business, on at least 30 days advance notice, to the extent necessary to verify any payment or report required under the Agreement. For each Sublicensee, Licensee shall obtain such audit rights for Licensor or itself. If Licensee obtains such audit rights for itself, it will promptly conduct an audit of the Sublicensee’s records upon Licensor’s request, and Licensee will furnish to Licensor a copy of the findings from such audit. No more than one audit of Licensee, each Affiliate, and each Sublicensee shall be conducted under this Section 5.5 in any calendar year. If any amounts due Licensor have been underpaid, then Licensee shall immediately pay Licensor the amount of such underpayment plus accrued interest due in accordance with Section 5.3. If the amount of underpayment is equal to or greater than 5% of the total amount due for the records so examined, Licensee will pay the cost of such audit. Such audits may, at Licensor’s sole discretion, consist of a self-audit conducted by Licensee at Licensee’s expense and certified in writing by an authorized officer of Licensee. All information examined pursuant to this Section 5.5 shall be deemed to be the Confidential Information of the Licensee.

6.	Patent Expenses and Prosecution

6.1	Patent Expenses

Since patent already granted, licensee doesn’t require to paid any of the filing.

7.	Term and Termination

7.1	Term

Unless earlier terminated as provided herein, the term of the Agreement will commence on the Effective Date and continue until the last date of expiration or termination of the Patent Rights, or if Technology Rights are licensed and no Patent Rights are applicable, for a term of four (4) years.

7.2	Termination by Licensee

Licensee, at its option, may terminate the Agreement by providing Licensor written notice of intent to terminate, which such termination effective will be 90 days following receipt of such notice by Licensor.

7.3	Termination by Licensor

Licensor, at its option, may immediately terminate the Agreement, or any part of Licensed Subject Matter, or any part of Field, or any part of Territory, or the exclusive nature of the license grant, upon delivery of written notice to Licensee of Licensor’s decision to terminate, if any of the following occur:

(a)	Licensee becomes in arrears in any payments due under the Agreement, and Licensee fails to make the required payment within 30 days after delivery of written notice from Licensor; or

(b)	Licensee is in breach of any non-payment provision of the Agreement, and does not cure such breach within 60 days after delivery of written notice from Licensor; or

(c)	Licensor delivers notice to Licensee of three or more actual breaches of the Agreement in any 12-month period, even in the event that Licensee cures such breaches in the allowed period; or

(d)	Licensee or its Affiliate or Sublicensee initiates any proceeding or action to challenge the validity, enforceability, or scope of one or more of the Patent Rights, or assist a third party in pursuing such a proceeding or action.

Licensee: Bitech Mining Corporation	CONFIDENTIAL	Licensor: SUPERGREEN ENERGY CORP

7.4	Other Conditions of Termination

The Agreement will terminate:

(a)	Immediately without the necessity of any action being taken by Licensor or Licensee, (i) if Licensee becomes bankrupt or insolvent, or (ii) Licensee’s Board of Directors elects to liquidate its assets or dissolve its business, or (iii) Licensee ceases its business operations, or (iv) Licensee makes an assignment for the benefit of creditors or (v) if the business or assets of Licensee are otherwise placed in the hands of a receiver, assignee or trustee, whether by voluntary act of Licensee or otherwise; or

(b)	At any time by mutual written agreement between Licensee and Licensor.

7.5	Effect of Termination

If the Agreement is terminated for any reason:

(a)	All rights and licenses of Sublicensees shall terminate upon termination of the Agreement; provided however, if the Sublicense Agreement is for all of the Field for all of the Territory, and the Sublicensee is in good standing and agrees in writing to assume all of the obligations of Licensee and provides Licensor with written notice thereof within 30 days after termination of the Agreement, then such Sublicense Agreement shall survive; and

(b)	Licensee shall cease making, having made, distributing, having distributed, using, selling, offering to sell, leasing, loaning and importing any Licensed Products and performing Licensed Services by the effective date of termination; and

(c)	Licensee shall tender payment of all accrued royalties and other payments due to Licensor as of the effective date of termination; and

(d)	Nothing in the Agreement will be construed to release either Party from any obligation that matured prior to the effective date of termination; and

(e)	The provisions of Sections 8 (Confidentiality), 9 (Infringement and Litigation), 11 (Representations and Disclaimers), 12 (Limit of Liability), 13 (Indemnification), 14 (Insurance), 17 (Use of Name), 18 (Notices), and 19 (General Provisions) will survive any termination or expiration of the Agreement. In addition, the provisions of Sections 3 (Compensation), 4.1 (Quarterly Payment and Milestone Reports), 5 (Payment, Records and Audits), and 6.1 (Patent Expenses) shall survive with respect to all activities and payment obligations accruing prior to the termination or expiration of the Agreement.

8.	Confidentiality

8.1	Definition

“Confidential Information” means all information that is of a confidential and proprietary nature to Licensor or Licensee and provided by one Party to the other Party under the Agreement.

Licensee: Bitech Mining Corporation	CONFIDENTIAL	Licensor: SUPERGREEN ENERGY CORP

8.2	Protection and Marking

Licensor and Licensee each agree that all Confidential Information disclosed in tangible form, and marked “confidential” and forwarded to one by the other, or if disclosed orally, is designated as confidential at the time of disclosure: (i) is to be held in strict confidence by the receiving Party, (ii) is to be used by and under authority of the receiving Party only as authorized in the Agreement, and (iii) shall not be disclosed by the receiving Party, its agents or employees without the prior written consent of the disclosing Party or as authorized in the Agreement. Licensee has the right to use and disclose Confidential Information of Licensor reasonably in connection with the exercise of its rights under the Agreement, including without limitation disclosing to Affiliates, Sublicensees, potential investors, acquirers, and others on a need to know basis, if such Confidential Information is provided under conditions which reasonably protect the confidentiality thereof. Each Party’s obligation of confidence hereunder includes, without limitation, using at least the same degree of care with the disclosing Party’s Confidential Information as it uses to protect its own Confidential Information, but always at least a reasonable degree of care.

8.3	Confidentiality of Terms of Agreement

Each Party agrees not to disclose to any third party the terms of the Agreement without the prior written consent of the other Party hereto, except each Party may disclose the terms of the Agreement: (a) to advisors, actual or potential Sublicensees, acquirers or investors, and others on a need to know basis, in each case, under appropriate confidentiality obligations substantially similar to those of this Section 8; and (b) to the extent necessary to comply with applicable laws and court orders (including, without limitation, The California Public Information Act, as may be amended from time to time, other open records laws, decisions and rulings, and securities laws, regulations and guidance). If the Agreement is not for all fields of use, then Licensor may disclose the Field to other potential third party licensees. Notwithstanding the foregoing, the existence of the Agreement shall not be considered Confidential Information.

8.4	Disclosure Required by Court Order or Law

If the receiving Party is required to disclose Confidential Information of another Party hereto, or any terms of the Agreement, pursuant to the order or requirement of a court, administrative agency, or other governmental body or applicable law, the receiving Party may disclose such Confidential Information or terms to the extent required, provided that the receiving Party shall use reasonable efforts to provide the disclosing Party with reasonable advance notice thereof to enable the disclosing Party to seek a protective order and otherwise seek to prevent such disclosure. To the extent that Confidential Information so disclosed does not become part of the public domain by virtue of such disclosure, it shall remain Confidential Information protected pursuant to Section 8.

8.5	Copies

Each Party agrees not to copy or record any of the Confidential Information of the other Party, except as reasonably necessary to exercise its rights or perform its obligations under the Agreement, and for archival and legal purposes.

8.6	Continuing Obligations

Subject to the exclusions listed in Section 8.7, the Parties’ confidentiality obligations under the Agreement will survive termination of the Agreement and will continue for a period of five years thereafter.

Licensee: Bitech Mining Corporation	CONFIDENTIAL	Licensor: SUPERGREEN ENERGY CORP

8.6	Exclusions

Information shall not be considered Confidential Information of a disclosing Party under the Agreement to the extent that the receiving Party can establish by competent written proof that such information:

(a)	Was in the public domain at the time of disclosure; or

(b)	Later became part of the public domain through no act or omission of the recipient Party, its employees, agents, successors or assigns in breach of the Agreement; or

(c)	Was lawfully disclosed to the recipient Party by a third party having the right to disclose it not under an obligation of confidentiality; or

(d)	Was already known by the recipient Party at the time of disclosure; or

(e)	Was independently developed by the recipient Party without use of the disclosing Party’s Confidential Information.

8.8	Copyright Notice

The placement of a copyright notice on any Confidential Information will not be construed to mean that such information has been published and will not release the other Party from its obligation of confidentiality hereunder

9.	Infringement and Litigation

9.1	Notification

If either Licensor’s designated office for technology commercialization or Licensee becomes aware of any infringement or potential infringement of Patent Rights, each Party shall promptly notify the other of such in writing.

9.2	Licensee’s Enforcement Rights

Licensee shall enforce the Patent Rights against any infringement by a third party. Licensee shall be responsible for payment of all fees and expenses associated with such enforcement incurred by Licensee and incurred by Licensor in providing cooperation or joining as a party as provided in Section 9.4. Any monetary recovery for actual damages or punitive damages, in excess of Licensee’s documented, third-party expenses in enforcing the Patent Rights and amounts actually reimbursed by Licensee to Licensor under this Section 9.2 shall be shared by Licensee with Licensor in the same manner as Non-Royalty Sublicensing Consideration.

9.3	Licensor’s Enforcement Rights

If Licensee does not file suit within six months after a written request by Licensor to initiate an infringement action, then Licensor shall have the right, at its sole discretion, to bring suit to enforce any Patent Right licensed hereunder against the infringing activities, with Licensor retaining all recoveries from such enforcement. If Licensor pursues such infringement action, Licensor may, as part of the resolution of such efforts, grant exclusive license rights to the alleged infringer notwithstanding Licensee’s exclusive license rights.

9.4	Cooperation between Licensor and Licensee

In any infringement suit or dispute, the Parties agree to cooperate fully with each other. At the request of the Party bringing suit, the other Party will permit reasonable access after reasonable advance notice to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

If it is necessary to name Licensor as a party in such action, then Licensee must first obtain Licensor’s prior written permission, which permission shall not be unreasonably withheld, provided that Licensor shall have reasonable prior input on choice of counsel on any matter where such counsel represents Licensor, and Licensee and such counsel agree to follow all required procedures.

Licensee: Bitech Mining Corporation	CONFIDENTIAL	Licensor: SUPERGREEN ENERGY CORP

10.	Export Compliance

Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR), and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (a) ITAR and EAR product/service/data-specific requirements; (b) ITAR and EAR ultimate destination-specific requirements; (c) ITAR and EAR end user-specific requirements; (d) Foreign Corrupt Practices Act; and (e) anti-boycott laws and regulations. Licensee will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Products and Licensed Services (including any associated products, items, articles, computer software, media, services, technical data, and other information). Licensee certifies that it will not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the Licensed Products and Licensed Services (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of applicable U.S. laws and regulations. Licensee will include a provision in its agreements, substantially similar to this Section 10, with its Sublicensees, third party wholesalers and distributors, who purchase a Licensed Product, requiring that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations.

11.	Representations and Disclaimers

11.1	Licensor Representations

Except for the rights, if any, of the Government as set forth in Section 11.2, Licensor represents and warrants to Licensee that to the knowledge of Licensor’s designated office for technology commercialization (i) Licensor is the owner or agent of the entire right, title, and interest in and to Patent Rights (other than the right, title and interest of any joint owner identified in Section 1 of the Patent & Technology License Agreement), (ii) Licensor has the right to grant licenses hereunder, and (iii) Licensor has not knowingly granted and will not knowingly grant licenses or other rights under the Patent Rights that are in conflict with the terms and conditions in the Agreement.

11.2	Licensor Disclaimers

EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 11.1, LICENSEE UNDERSTANDS AND AGREES THAT LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE LICENSED PRODUCTS OR LICENSED SERVICES, OR AS TO THE OPERABILITY OR FITNESS FOR ANY USE OR PARTICULAR PURPOSE, MERCHANTABILITY, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT, PATENTABILITY, AND/OR BREADTH OF PATENT RIGHTS. LICENSOR MAKES NO REPRESENTATION AS TO WHETHER ANY PATENT WITHIN PATENT RIGHTS IS VALID, OR AS TO WHETHER THERE ARE ANY PATENTS NOW HELD, OR WHICH WILL BE HELD, BY OTHERS OR BY LICENSOR THAT MIGHT BE REQUIRED FOR USE OF PATENT RIGHTS IN FIELD. NOTHING IN THE AGREEMENT WILL BE CONSTRUED AS CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY PATENTS OR TECHNOLOGY OF LICENSOR OTHER THAN THE PATENT RIGHTS, WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO THE PATENT RIGHTS, OR THE TECHNOLOGY RIGHTS SPECIFICALLY DESCRIBED HEREIN

11.3	Licensee Representation

By execution of the Agreement, Licensee represents, acknowledges, covenants and agrees (a) that Licensee has not been induced in any way by Licensor or its employees to enter into the Agreement, and (b) that Licensee has been given an opportunity to conduct sufficient due diligence with respect to all items and issues pertaining to this Section 11 (Representations and Disclaimers) and all other matters pertaining to the Agreement; and (c) that Licensee has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and (c) that Licensee accepts all risks inherent herein. Licensee represents that it is a duly organized, validly existing entity of the form indicated in Section 1 of the Patent & Technology License Agreement, and is in good standing under the laws of its jurisdiction of organization as indicated in Section 1 of the Patent & Technology License Agreement, and has all necessary corporate or other appropriate power and authority to execute, deliver and perform its obligations hereunder.

Licensee: Bitech Mining Corporation	CONFIDENTIAL	Licensor: SUPERGREEN ENERGY CORP

12.	Limit of Liability

IN NO EVENT SHALL LICENSOR, AGENTS OR AFFILIATED ENTERPRISES, BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER ANY SUCH PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. OTHER THAN FOR CLAIMS AGAINST LICENSEE FOR INDEMNIFICATION (SECTION 13) OR FOR MISUSE OR MISAPPROPRIATION OR INFRINGEMENT OF LICENSOR’S INTELLECTUAL PROPERTY RIGHTS, LICENSEE WILL NOT BE LIABLE TO LICENSOR FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER LICENSEE KNOWS OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

13.	Indemnification

13.1	Indemnification Obligation

Subject to Section 13.2, Licensee agrees to hold harmless, defend and indemnify Licensor, Affiliated and agents (“Indemnified Parties”) from and against any liabilities, damages, causes of action, suits, judgments, liens, penalties, fines, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) (collectively “Liabilities”) resulting from claims or demands brought by third parties against an Indemnified Party on account of any injury or death of persons, damage to property, or any other damage or loss arising out of or in connection with the Agreement or the exercise or practice by or under authority of Licensee, its Affiliates or their Sublicensees, or third party wholesalers or distributors, or other providers who purchase a Licensed Product, of the rights granted hereunder.

14.	Insurance

14.1	Insurance Requirements

Prior to any Licensed Product being used or Sold (including for the purpose of obtaining Regulatory Approval), and prior to any Licensed Service being performed by Licensee, an Affiliate, or by a Sublicensee, and for a period of five years after the Agreement expires or is terminated, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in commercially reasonable and appropriate amounts for the Licensed Product being used or Sold or the Licensed Service being performed. Licensee shall use commercially reasonable efforts to have Licensor, and Inventors named as additional insureds. Such commercial general liability insurance shall provide, without limitation: (i) product liability coverage; (ii) broad form contractual liability coverage for Licensee’s indemnification under the Agreement; and (iii) coverage for litigation costs.

14.2	Evidence of Insurance and Notice of Changes

Upon request by Licensor, Licensee shall provide Licensor with written evidence of such insurance. Additionally, Licensee shall provide Licensor with written notice of at least 60 days prior to Licensee cancelling, not renewing, or materially changing such insurance.

Licensee: Bitech Mining Corporation	CONFIDENTIAL	Licensor: SUPERGREEN ENERGY CORP

15.	Assignment

The Agreement may not be assigned by Licensee without the prior written consent of Licensor, which consent will not be unreasonably withheld. A merger or other transaction in which the equity holders of Licensee prior to such event hold less than a majority of the equity of the surviving or acquiring entity shall be considered an assignment of the Agreement. For any permitted assignment to be effective, (a) Licensee must be in good standing under this Agreement, (b) the Licensee must pay Licensor the assignment fee pursuant to Section 3.1(e), and (c) the assignee must assume in writing (a copy of which shall be promptly provided to Licensor) all of Licensee’s interests, rights, duties and obligations under the Agreement and agree to comply with all terms and conditions of the Agreement as if assignee were an original Party to the Agreement.

16.	Governmental Markings

16.1	Patent Markings

Licensee agrees that all Licensed Products Sold by Licensee, Affiliates, or Sublicensees will be legibly marked with the number of any applicable patent(s) licensed hereunder as part of the Patent Rights in accordance with each country’s patent marking laws, including Title 35, U.S. Code, or if such marking is not practicable, shall so mark the accompanying outer box or product insert for Licensed Products accordingly. Licensee will not engage in false marketing of Licensed Products and Licensee will be responsible for any damages and penalties imposed for false marketing claims.

16.2	Governmental Approvals and Marketing of Licensed Products and or Licensed Services

Licensee will be responsible for obtaining all necessary governmental approvals for the development, production, distribution, advertising, Sale, and use of any Licensed Product or performance of any Licensed Service, at Licensee’s expense, including, without limitation, any safety studies. Licensee will have sole responsibility for any warning labels, packaging and instructions as to the use and the quality control for any Licensed Product or Licensed Service.

16.3	Foreign Registration and Laws

Licensee agrees to register the Agreement with any foreign governmental agency that requires such registration; and Licensee will pay all costs and legal fees in connection with such registration. Licensee is responsible for compliance with all foreign laws affecting the Agreement or the Sale of Licensed Products and Licensed Services to the extent there is no conflict with United States law, in which case United States law will control.

17.	Use of Name

Licensee will not use the name, trademarks or other marks of Licensor without the advance written consent of Licensor. Licensor may use Licensee’s name and logo for annual reports, brochures, website and internal reports without prior consent.

18.	Notices

Any notice or other communication of the Parties required or permitted to be given or made under the Agreement will be in writing and will be deemed effective when sent in a manner that provides confirmation or acknowledgement of delivery and received at the address set forth in Section 18 of the Patent & Technology License Agreement (or as changed by written notice pursuant to this Section 18). Notices required under the Agreement may be delivered via E-mail provided such notice is confirmed in writing as indicated.

Notices shall be provided to each Party as specified in the “Contact for Notice” address set forth in Section 18 of the Patent & Technology License Agreement. Each Party shall update the other Party in writing with any changes in such contact information.

Licensee: Bitech Mining Corporation	CONFIDENTIAL	Licensor: SUPERGREEN ENERGY CORP

19.	General Provisions

19.1	Binding Effect

The Agreement is binding upon and inures to the benefit of the Parties hereto, their respective executors, administrators, heirs, permitted assigns, and permitted successors in interest.

19.2	Construction of Agreement

Headings are included for convenience only and will not be used to construe the Agreement. The Parties acknowledge and agree that both Parties substantially participated in negotiating the provisions of the Agreement; therefore, both Parties agree that any ambiguity in the Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted the Agreement.

19.3	Counterparts and Signatures

The Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A Party may evidence its execution and delivery of the Agreement by transmission of a signed copy of the Agreement via facsimile or email. In such event, the Party shall promptly provide the original signature page(s) to the other Party.

19.4	Compliance with Laws

Licensee will comply with all applicable federal, state and local laws and regulations, including, without limitation, all export laws and regulations.

19.5	Governing Law

The Agreement will be construed and enforced in accordance with laws of the U.S. with respect to patent law and the State of California for all other aspects of this Agreement, without regard to choice of law and conflicts of law principles.

19.6	Modification

Any modification of the Agreement will be effective only if it is in writing and signed by duly authorized representatives of both Parties. No modification will be made by email communications.

19.7	Severability

If any provision hereof is held to be invalid, illegal or unenforceable in any jurisdiction, the Parties hereto shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties, and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such other provisions in any other jurisdiction, so long as the essential essence of the Agreement remains enforceable.

19.8	Third Party Beneficiaries

Nothing in the Agreement, express or implied, is intended to confer any benefits, rights or remedies on any entity, other than the Parties and their permitted successors and assigns. However, if there is a joint owner of any Patent Rights identified in Section 1 of the Patent & Technology License Agreement (other than Licensee), then Licensee hereby agrees that the following provisions of these Terms and Conditions extend to the benefit of the co-owner identified therein (excluding the Licensee to the extent it is a co-owner) as if such co-owner was identified in each reference to the Licensor: the retained rights under clause (b) of Section 2.1; Section 11.3 (Licensor Disclaimers); Section 12 (Limitation of Liability); Section 13 (Indemnification); Section 14.1 (Insurance Requirements); Section 17 (Use of Name); and Section 19.10 (Sovereign Immunity, if applicable).

Licensee: Bitech Mining Corporation	CONFIDENTIAL	Licensor: SUPERGREEN ENERGY CORP

19.9	Waiver

Neither Party will be deemed to have waived any of its rights under the Agreement unless the waiver is in writing and signed by such Party. No delay or omission of a Party in exercising or enforcing a right or remedy under the Agreement shall operate as a waiver thereof.

19.10	Sovereign Immunity

Nothing in the Agreement shall be deemed or treated as any waiver of Licensor’s sovereign immunity.

19.11	Entire Agreement

The Agreement constitutes the entire Agreement between the Parties regarding the subject matter hereof, and supersedes all prior written or verbal agreements, representations and understandings relative to such matters.

19.12	Claims Against Licensor for Breach of Agreement

Licensee acknowledges that any claim for breach of the Agreement asserted by Licensee against Licensor shall be subject to California Government Code and that the process provided therein shall be Licensee’s sole and exclusive process for seeking a remedy for any and all alleged breaches of the Agreement by Licensor.

19.13	Grant of Security Interest

Licensee hereby grants to Licensor a security interest in and to Licensee’s rights under the Patent & Technology License Agreement, as collateral security for the payment by Licensee of any and all sums which may be owed from time to time by Licensee to Licensor. Licensor shall have all rights of a secured party as specified in California uniform Commercial Code relative to this security interest and the enforcement thereof. Licensee hereby authorizes Licensor to file with the appropriate governmental agencies appropriate UCC-1 financing statements to evidence this security interest.

19.14	Jurisdiction and Venue

The parties hereby irrevocably submit to the exclusive jurisdiction of a court of competent jurisdiction in Orange County California, and, by execution and delivery of this Agreement, each party (a) accepts, generally and unconditionally, the jurisdiction of such court and any related appellate court, and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum.

— END OF EXHIBIT A —

Licensee: Bitech Mining Corporation	CONFIDENTIAL	Licensor: SUPERGREEN ENERGY CORP

EXHIBIT B

Royalty Report

Required Royalty Report information includes:

●	The applicable case reference number(s): (e.g., 2007.013.LA1)
●	Reporting Period
●	Catalog number and units Sold of each Licensed Product (domestic and foreign)
●	Gross Sales per catalog number per country
●	Total gross Sales
●	Itemized deductions from gross Sales
●	Total Net Sales
●	Running Royalty rate and associated calculations
●	Gross earned royalty
●	Adjustments for Minimum Royalty and other creditable payments made by Licensee to Licensor
●	Net earned royalty due to Licensor

Example:

WidgetCo Inc. Royalty Report

For Reporting Period ended December 31, 2015

Case Number: 2007.013.LA1

Catalog Number	Product Name	Country	Units Sold	Gross Sales (US$)
1	A	US	250	62,500,000
1	A	UK	32	16,500,000
1	A	France	25	15,625,000
2	B	US	0	0
3	C	US	57	57,125,000
4	D	US	12	1,500,000

Total Gross Sales:	$153,250,000

Less - Deductions
Returns	7,000,000
Total Net Sales:	$146,250,000
Running Royalty:
Royalty rate	10%
Royalty due	14,625,000

Less - Creditable Payments
Minimum Royalty	$0
Net Royalty Due	$14,625,000

— END OF EXHIBIT B —

Licensee: [ Bitech Mining Corporation]	CONFIDENTIAL	Exclusive License
Licensor: [SUPERGREEN ENERGY CORP USA]	EXHIBIT B	Page 24 of 25

EXHIBIT C

COMPANY, INC.
TECHNOLOGY DEVELOPMENT REPORT FOR PRODUCT
For Calendar Quarter Ended MM/YYYY

	DESCRIPTION OF ACTIVITY Note: Content of Licensee’s TDR form will follow from Licensee’s Product Development Plan (PDP).	Estimated Start	Estimated Finish	Amount Budgeted for Current Period	Amount Spent During Current Period

Progress to Date/Commentary

NOTE:

Achievement of any of the Milestones listed in Patent License Agreement § 2.4 (Diligence Milestones) during the Reporting Period must be explicitly noted in this Report.

1	PROJECT INITIATION
	Due diligence	Mar-21	May-21

2	EARLY PRODUCT DEVELOPMENT
	Manufacture Investigational Product for Testing	Jun-21	Jul-21

3	INITIATE DEVELOPMENT PROGRAM
	Basic safety study	Aug-22	Sep-22

4	Compliant
	ISO Ect..	Oct-22	Dec-22

CUMULATIVE AMOUNT BUDGETED AND SPENT ON SUBJECT MATTER:

— END OF EXHIBIT C —

Licensee: [ Bitech Mining Corporation]	CONFIDENTIAL	Exclusive License
Licensor: [SUPERGREEN ENERGY CORP USA]	EXHIBIT C	Page 25 of 25